                                                                     EXHIBIT 3.1

                                    FORM OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                RADIO ONE, INC.


     This Amended and Restated Certificate of Incorporation of Radio One, Inc., was duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the Delaware General Corporation Law. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 15, 1996.

                                ARTICLE I - Name

     The name of the corporation is Radio One, Inc. (hereinafter referred to as the "Corporation").

                         ARTICLE II - Registered Office

     The post office address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Dover, Kent County, Delaware 19901. The name of the registered agent of the Corporation at that address is National Registered Agents, Inc.

                             ARTICLE III - Purpose

     The purpose of the Corporation is to acquire, operate, and maintain radio stations and television stations and to engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                           ARTICLE IV - Capital Stock

     Section 4.1    General.   (a) Authorized Shares.  The total number of
shares of capital stock which the Corporation has authority to issue is 90,290,000 shares, consisting of: (i) 140,000 shares of 15% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred"),
(ii) 150,000 shares of 15% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred," and together with the Series A Preferred, the "Preferred Stock"), (iii) 30,000,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common"), (iv) 30,000,000 shares of Class B Common Stock, par value $.001 per share (the "Class B Common"), and
(v) 30,000,000 shares of Class C Common Stock, par value $.001 per share (the "Class C Common" and together with the Class A Common and the Class B Common, the "Common Stock"). The Preferred Stock and the Common Stock are hereinafter sometimes collectively referred to as "Capital Stock." Certain capitalized terms used herein are defined in Section 4.4(c) of ARTICLE IV.

     (b)  Stock Split.   Immediately upon the filing of this Amended and
Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), each share of each class of Common Stock outstanding at the Effective Time shall be, without further action by the Corporation or the holder thereof, changed and converted into a number of shares of such class of Common Stock equal to the number determined by multiplying such outstanding share of Common Stock by 34,061.42741 (the "Stock Split").
Each certificate then outstanding representing shares of any class of Common Stock shall automatically represent from and after the Effective Time that number of shares of such class of Common Stock equal to the number of shares shown on the face of the certificate multiplied by 34,061.42741.

     (c) Fractional Shares. In the event that the Stock Split would result in any holder of shares of Common Stock holding a share of Common Stock that is not an integral multiple of one, the effect of the Stock Split shall be such that the shares of Common Stock issued as a result of the Stock Split shall be the integral multiple of one closest to the product of the stock split ratio 34,061.42741 and the number of shares of Common Stock held by such holder, with fractions of 0.50 or greater being rounded up to the next integral multiple of one and fractions less than 0.50 being rounded down to the next lower integral multiple of one.

     Section 4.2    Preferred Stock.  Except as otherwise provided in this
Section 4.2 of this ARTICLE IV or as otherwise required by applicable law, all shares of Series A Preferred and Series B Preferred shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges and shall be subject to the same qualifications, limitations and restrictions.

          (a)  Dividends.

                  (i) General Obligation. To the extent permitted under the DGCL, the Corporation shall pay preferential cumulative dividends to the holders of the Preferred Stock as provided in this Section 4.2(a)(i) of this ARTICLE IV. Except as otherwise provided herein, dividends on each share of Preferred Stock (a "Preferred Share") shall accrue on a daily basis at the rate of 15% per annum (the "Dividend Rate") on the sum of (A) the Liquidation Value thereof plus (B) all unpaid accumulated dividends thereon, if any, from and including the date of issuance of such Preferred Share to and including the date on which the Liquidation Preference Amount of such Preferred Share is paid. Notwithstanding the foregoing, if the Corporation does not redeem all of the issued and outstanding Preferred Shares on the Mandatory Redemption Date (as defined in
Section 4.2(d)(i) of this ARTICLE IV) or, upon the occurrence of an Event of Noncompliance (as defined in the Preferred Stockholders' Agreement) (such failure to redeem or occurrence of an Event of Noncompliance, a "Noncompliance Event"), the Majority Holders may elect, by written notice to the Corporation, to have the Dividend Rate increase to 18% per annum (the "Noncompliance Dividend Rate") and dividends shall accrue on each Preferred Share on a daily basis at the Noncompliance Dividend Rate on the sum of (x) the Liquidation Value thereof plus (y) all unpaid accumulated dividends thereon, if any, commencing on the date of the occurrence of such Noncompliance Event (after the expiration of all applicable cure periods) and continuing until (I) such Default is cured pursuant to the terms of the Preferred Stockholders' Agreement or waived by the Majority Holders or (II) the date on which the Liquidation Preference Amount of such Preferred Share is paid. Dividends on Preferred Shares shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Preferred Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Preferred Share.

                  (ii) Special WPHI-FM Dividend. Notwithstanding the provisions of Section 4.2(a)(i) of this ARTICLE IV, in the event the Corporation does not meet any performance target listed below relating exclusively to the operation of WPHI-FM, the Dividend Rate for each Preferred Share shall be increased to 17% per annum (the "Retroactive Dividend Rate") and dividends shall accrue on each Preferred Share on a daily basis at the Retroactive Dividend Rate on the sum of
(A) the Liquidation Value thereof plus (B) all unpaid accumulated dividends thereon, if any, for the period commencing on the date of issuance of such Preferred Share until (x) such time as the Corporation first meets a performance target at a subsequent date or such noncompliance is waived by the Majority Holders or (y) the date on which the Liquidation Preference Amount of such Preferred Share is paid :

       AS OF THE TWELVE-MONTH
           PERIOD ENDING                     BROADCAST CASH FLOW ($)
       ----------------------                -----------------------
              12/31/98                               1,517
               3/31/99                               1,669
               6/30/99                               1,878
               9/30/99                               2,097
              12/31/99                               2,346
               3/31/00                               2,446
               6/30/00                               2,583
               9/30/00                               2,727
              12/31/00                               2,891
               3/31/01                               2,987
               6/30/01                               3,121
               9/30/01                               3,261
              12/31/01                               3,419
               3/31/02                               3,451
               6/30/02                               3,494
               9/30/02                               3,539
              12/31/02                               3,590
               3/31/03                               3,623
               6/30/03                               3,669
               9/30/03                               3,716
              12/31/03                               3,770
 and in each calendar quarter
thereafter for the immediately
   prior twelve-month period
     through the Mandatory
          Redemption

Any right to receive dividends on a Preferred Share at the Retroactive Dividend Rate shall transfer with each such Preferred Share.

                  (ii) Dividend Reference Date. To the extent not paid on December 31 of each year, beginning December 31, 1997 (the "Dividend Reference Date"), all dividends which have accrued on each Preferred Share issued and outstanding during the one-year period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Preferred Share until paid. All dividends paid on a Preferred Share shall be applied first to, and to the extent of, unpaid dividends that have accrued (but which have not been accumulated) and then to, and to the extent of, accumulated dividends, if any.

                  (iv) Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of unpaid dividends accrued on the Preferred Shares then outstanding, such payment shall be distributed ratably among the holders thereof based upon the aggregate amount of accumulated and accrued but unpaid dividends on the Preferred Shares held by each such holder.

          (b) Liquidation. Upon any Liquidation of the Corporation, provided all indebtedness for money borrowed of the Corporation (including, without limitation, the Senior Indebtedness) has been finally and indefeasibly paid in full in cash, each holder of Preferred Shares shall be entitled to be paid in cash, before and in preference to any distribution or payment of any asset, capital, surplus or earnings of the Corporation is made to the holders of other Capital Stock, an amount equal to the aggregate Liquidation Preference Amount of the Preferred Shares held by such holder, and the holders of Preferred Shares shall not be entitled to any other payment in respect of their Preferred Shares. If upon any such Liquidation of the Corporation, the funds to be distributed among the holders of the Preferred Shares are insufficient to permit payment to such holders of the aggregate Liquidation Preference Amount for such Preferred Shares in cash, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders based on the aggregate Liquidation Preference Amount of the Preferred Shares held by each such holder. The Corporation shall provide written notice of any such Liquidation, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Shares.

          (c) Priority of Preferred Stock. So long as any Preferred Share remains outstanding, neither the Corporation nor any Subsidiary of the Corporation shall redeem, purchase or otherwise acquire directly or indirectly, or set apart funds for the redemption, purchase or acquisition of, any other Capital Stock, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any other Capital Stock (other than a dividend payable solely in Junior Securities); provided, however, notwithstanding the foregoing, the Corporation may purchase Junior Securities in accordance with the provisions of the Warrantholders' Agreement.

          (d)  Redemptions.


               (i)  Mandatory Redemption.

                  (A) On May 29, 2005 (the "Mandatory Redemption Date"), the Corporation will be required, subject to applicable law, to redeem all issued and outstanding Preferred Shares, together with any and all accumulated and accrued but unpaid dividends thereon.

                  (B) The Corporation shall redeem all issued and outstanding Preferred Shares, together with any and all accumulated and accrued but unpaid dividends thereon, with the proceeds from the Initial Public Offering.

               (ii) Redemptions at the Option of the Corporation. The Corporation shall have the right (but not the obligation) to redeem issued and outstanding Preferred Shares, subject to applicable law, as follows:

                  (A) the Corporation may at any time, and from time to time, redeem all or a portion of the issued and outstanding shares of Series A Preferred; provided, however, that upon the timely delivery of a Participation Notice as set forth in clause (v) of this Section 4.2(d), any holder of shares of Series B Preferred shall have the right to participate in such redemption and the number of Preferred Shares to be redeemed from each holder of Series A Preferred and each holder of Series B Preferred that has delivered a timely Participation

Notice shall be the number of Preferred Shares determined by multiplying the total number of Preferred Shares the Corporation has elected to redeem as specified in the Final Redemption Notice by a fraction, the numerator of which shall be the total number of shares of Series A Preferred held by such holder or the total number of shares of Series B Preferred specified in such holder's timely delivered Participation Notice, as the case may be, and the denominator of which shall be the sum of the total number of outstanding shares of Series A Preferred and the number of shares of Series B Preferred that are the subject of timely delivered Participation Notices;

                  (B) the Corporation may at any time, and from time to time, redeem issued and outstanding Preferred Shares having an aggregate Liquidation Value of up to $2,000,000, provided that the Corporation has paid all accumulated and accrued but unpaid dividends on all of the outstanding Preferred Shares in full simultaneously with or prior to such redemption; and

                  (C) on or after June 6, 1999, the Corporation may at any time, and from time to time, redeem all or any portion of the issued and outstanding Preferred Shares.

          (iii) Redemption at the Option of the Holders of Preferred Shares. After all outstanding indebtedness for money borrowed of the Corporation (including, without limitation, the Senior Indebtedness) has been finally and indefeasibly paid in full in cash and any commitment to fund related thereto shall have been terminated, if a Redemption Event (as defined in the Preferred Stockholders' Agreement) is existing, the Majority Holders shall have the right (but not the obligation) to require the Corporation (and if the Majority Holders exercise such right, the Corporation shall be obligated) to redeem all or any portion of the outstanding Preferred Shares, subject to applicable law.

          (iv) Redemption Payment. For each Preferred Share which is to be redeemed, the Corporation shall pay to the holder thereof on the Redemption Date (upon surrender by such holder at the Corporation's principal office of the certificate representing such Preferred Share) an amount in immediately available funds equal to the Liquidation Preference Amount. If the funds of the Corporation legally available for redemption of Preferred Shares on any Redemption Date are insufficient to redeem the total number of Preferred Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Preferred Shares ratably among the holders of the Preferred Shares to be redeemed based upon the aggregate Liquidation Preference Amount held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Preferred Shares, such funds shall immediately be used to redeem the balance of the Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

          (v) Notice of Redemption on the Mandatory Redemption Date. After September 1, 2004, and on or prior to November 29, 2004, the Corporation shall give written notice (a "Mandatory Redemption Notice") by mail, postage prepaid, overnight courier or facsimile to the holders of the then outstanding Preferred Shares at the address of each such holder appearing on the books of the Corporation or given by such holder to the Corporation, which notice shall set forth the Mandatory Redemption Date and the Liquidation Preference Amount for each Preferred Share. The Mandatory Redemption Notice shall further call upon such holders to surrender to the Corporation on or before the Mandatory Redemption Date at the place designated in the notice such holder's certificate or certificates representing the Preferred Shares to be redeemed on the Mandatory Redemption Date or an indemnification and loss certificate therefor. On or before the Mandatory Redemption Date, each holder of Preferred Shares to be redeemed shall surrender the certificate evidencing such shares, or such indemnification and loss certificate, to the Corporation.

          (vi) Notice of Redemption at the Election of the Corporation. The Corporation shall provide prior written notice (the "Redemption Notice") of any redemption of Preferred Shares to each record holder of Preferred Shares not more than 60 nor less than 30 days prior to the date on which a redemption of Preferred Shares is expected to be made pursuant to Section 4.2(d)(ii), and which shall set forth the series and number of Preferred Shares to be redeemed, the date on which such redemption is to take place and the Liquidation Preference Amount for each Preferred Share on such date. Such Redemption Notice shall be sent by mail, postage prepaid, overnight courier or facsimile to the address of each such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice. The Redemption Notice shall further call upon such holders to surrender to the Corporation or before the applicable Redemption Date at the place designated in the Redemption Notice such holder's certificate or certificates representing the shares to be redeemed on the applicable Redemption Date or an indemnification and loss certificate therefor. On or before the applicable Redemption Date, each holder of Preferred Shares called for redemption shall surrender the certificate evidencing such Preferred Shares, or such indemnification and loss certificate, to the Corporation. With respect to any election by the Corporation to redeem all or any portion of the Series A Preferred pursuant to Section 4.2(d)(ii)(A) of this ARTICLE IV, (A) any holders of Series B Preferred that intend to participate in such redemption shall provide written notice of such intention to the Corporation (the "Participation Notice") within five days of receipt of a Redemption Notice, and such Participation Notice shall set forth the number of shares of Series B Preferred that such holder desires to have redeemed by the Corporation, and (B) if the Corporation receives any timely Participation Notices, the Corporation may elect either (a) to redeem the number of Preferred Shares originally set forth in its Redemption Notice or (b) to redeem a greater number of Preferred Shares. Upon making such election, the Corporation shall provide written notice to each holder of Preferred Shares setting forth the total number of Preferred Shares the Corporation has so elected to redeem and the Series and number of Preferred Shares that shall be redeemed from each holder of Series A Preferred and each holder of Series B Preferred that has delivered a timely Participation Notice no later than two days prior to the applicable Redemption Date (the "Final Redemption Notice").

          (vii) Notice of Redemption at the Election of the Holders. With respect to any election by the Majority Holders to cause the Corporation to redeem all or any portion of the issued and outstanding Preferred Shares pursuant to Section 4.2(d)(iii) of this ARTICLE IV, the Majority Holders shall provide written notice of such election to the Corporation not more than 60 nor less than 30 days prior to the date on which such redemption is to be made and such notice shall set forth the number of Preferred Shares to be redeemed and the date on which such redemption is to take place (the "Put Notice"). The Corporation shall notify the record holders of Preferred Shares promptly of (A) the commencement of the Initial Public Offering (and the amount of Net Cash Proceeds received therefrom) and (B) the first date on which all outstanding indebtedness for money borrowed of the Corporation (including, without limitation, the Senior Indebtedness) has been finally and indefeasibly paid in full in cash and any commitment to fund related thereto shall have been terminated.

                  (viii) Determination of the Number of Each Holder's Preferred Shares to be Redeemed. Except in redemptions pursuant to Section 4.2(d)(ii)(A) of this ARTICLE IV, the number of Preferred Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Preferred Shares determined by multiplying the total number of Preferred Shares to be redeemed by a fraction, the numerator of which shall be the total number of Preferred Shares then held by such holder and the denominator of which shall be the total number of Preferred Shares then issued and outstanding. In case fewer than the total number of Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Preferred Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Preferred Shares.

                  (ix) Dividends After Redemption Date. No Preferred Share is entitled to any dividends that accrue after the date on which the Liquidation Preference Amount of such Preferred Share is paid to the holder thereof. On such date all rights of the holder of such Preferred Share shall cease, and such Preferred Share shall not be deemed to be issued and outstanding.

                  (x) Redeemed or Otherwise Acquired Preferred Shares. Any Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

                  (xi) Other Redemptions or Acquisitions. Neither the Corporation nor any Subsidiary shall redeem or otherwise acquire any Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Preferred Stock on the basis of the number of Preferred Shares owned by each such holder.

          (e) Voting Rights. Except as provided in ARTICLE VII of this Amended and Restated Certificate of Incorporation or as otherwise required by applicable law, the holders of Preferred Shares shall have no right to vote on any matters to be voted on by the Corporation's stockholders.

          (f) Restrictions and Limitations. For so long as any Preferred Share is outstanding, without the written consent of the Majority Holders, the Corporation shall not fail to comply with Sections 6.1, 6.3, 6.4, 6.7 and 6.11 of the Preferred Stockholders' Agreement provided, however, that so long as the proceeds received by the Corporation with respect to such issuance are sufficient to redeem all of the issued and outstanding Preferred Shares as provided in Section 4.2(d)(i)(B) of this ARTICLE IV, the Corporation may issue shares of Common Stock in an Initial Public Offering.


     Section 4.3 Common Stock. Except as otherwise provided in Section 4.3 of this ARTICLE IV or as otherwise required by applicable law, all shares of Class A Common, Class B Common and Class C Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges and shall be subject to the same qualifications, limitations and restrictions.

          (a) Voting Rights. At every meeting of the stockholders, except as specifically otherwise required by law, the holders of Class A Common shall be entitled to one vote per share, and the holders of Class B Common shall be entitled to ten votes per share, on all matters presented for a vote of the stockholders of the Corporation, provided that, at every meeting of the stockholders called for the election of directors the holders of Class A Common, voting separately as a class, shall be entitled to elect two of the directors to be elected at such meeting. The holders of Class A Common and Class B Common, voting together as a class, shall be entitled to elect the remaining number of directors to be elected at such meeting. Directors elected by the holders of a class or classes of Common Stock may be removed, with or without cause, only by a vote of the holders of a majority of the shares of such class or classes of Common Stock then outstanding. If, during the interval between annual meetings of stockholders for the election of directors, the number of directors who have been elected by the holders of any class or classes of Common Stock shall, by reason of resignation, death or removal, be reduced, the vacancy or vacancies in the directors elected by the holders of such class or classes of Common Stock may be filled by a majority vote of the remaining directors elected by the holders of such class or classes of Common Stock then in office. Any director elected to fill any such vacancy by the remaining directors then in office may be removed from office by a vote of the holders of a majority of the shares of such class or classes of Common Stock then outstanding. Except as otherwise required by law, the holders of the Class A Common and the holders of the Class B Common shall in all matters not specified in this Section 4.3(a) vote together as a single class, provided that the holders of shares of the Class A Common shall be entitled to one (1) vote per share and the holders of shares of the Class B Common shall be entitled to ten (10) votes per share. Except to the extent provided in ARTICLE VII of this Amended and Restated Certificate of Incorporation or as required by applicable law, the holders of Class C Common shall have no right to vote on any matter presented for a vote of the stockholders of the Corporation (including, without limitation, the election or removal of directors of the Corporation), and Class C Common shall not be included in determining the number of shares voting or entitled to vote on such matters. The Board of Directors of the Corporation shall have concurrent power with the holders of Class A Common and Class B Common to adopt, amend or repeal the Bylaws of the Corporation. A consolidation or merger, or the sale, lease, exchange, mortgage, pledge, or other disposition of all, or substantially all, of the property or assets of the Corporation, if not made in the usual and regular course of its business, shall require a resolution adopted by a majority of the Board of Directors of the Corporation and the authorization of an affirmative vote of at least two-thirds of the outstanding shares of Class A Common.

          (b) Dividends. As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A Common, the holders of Class B Common and the holders of Class C Common shall be entitled to receive such dividends pro rata at the same rate per share for each such class of Common Stock; provided that (i) if dividends are declared or paid in shares of Common Stock, the dividends payable to the holders of Class A Common shall be payable in shares of Class A Common, the dividends payable to the holders of Class B Common shall be payable in shares of Class B Common and dividends payable to the holders of Class C Common shall be payable in shares of Class C Common, and (ii) if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Class C Common dividends consisting of non-voting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities and which are convertible into such voting securities on the same terms as the Class C Common is convertible into the Class A Common. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

          (c) Reservation. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock: (i) Class A Common in a quantity sufficient to provide for the conversion of all outstanding shares of the Class B Common and Class C Common into Class A Common; and (ii) Class C Common in a quantity sufficient to provide for the conversion of all outstanding shares of the Class A Common into Class C Common.

          (d)  Conversion of Common Stock.

                  (i) General Provisions. Subject to the terms and conditions stated herein, the holder of any shares of either Class A Common or Class C Common shall have the right at any time, at such holder's option, to convert all or a portion of the shares of the class of Common Stock so held into the same number of shares of the other class of Common Stock. Such right of conversion shall be exercised (A) by giving written notice (the "Notice") to the Corporation at least ten (10) days prior to the Conversion Date (as defined below) specified therein that the holder elects to convert a stated number of shares of Class A Common or Class C Common into shares of the other class of Common Stock on the date specified in such Notice or on such later date following any Deferral Period (as defined below) on which conversion may occur (the "Conversion Date") and (B) by surrendering the certificate or certificates representing at least the number of shares of Class A Common or Class C Common to be converted to the Corporation at its principal office at any time during the usual business hours on or before the Conversion Date, duly endorsed in blank by the owner of the certificate so surrendered, together with a statement of the name or names (with addresses) of the Person or Persons in whose name or names the certificate or certificates for shares issued on conversion shall be registered. Promptly after receipt of the Notice, the Corporation shall send written notice of such holder's intent to convert to each other registered holder of any shares of Class A Common or Class C Common at such other holder's address as shown on the stock transfer records of the Corporation. The Corporation shall not convert or directly or indirectly redeem, purchase or otherwise acquire any share of Class A Common or take any other action affecting the voting rights of such share if such action will increase the percentage of outstanding voting securities owned or controlled by any Regulated Stockholder (other than any Regulated Stockholder which requested that the Corporation take such action) and the effect thereof would cause such Regulated Stockholder and its Affiliates to hold in the aggregate 5% or more of the outstanding shares of Class A Common unless the Corporation gives written notice (the "Deferral Notice") of such action to each such Regulated Stockholder. The Corporation will defer making any such conversion, redemption, purchase or other acquisition, or taking any such other action, for a period of 30 days (the "Deferral Period") after giving the Deferral Notice in order to allow each such Regulated Stockholder to determine whether it wishes to convert or take any other action with respect to the Common Stock it owns, controls or has the power to vote. If any such Regulated Stockholder then elects to convert any shares of Class A Common into shares of Class C Common, it shall notify the Corporation in writing within 20 days of the issuance of the Deferral Notice, in which case the Corporation shall promptly notify from time to time each other Regulated Stockholder holding shares of Common Stock of each proposed conversion and the proposed transaction and each Regulated Stockholder may notify the Corporation in writing of its election to convert shares of Class A Common into Class C Common at any time prior to the end of the Deferral Period. The Corporation shall effect the conversions requested by all Regulated Stockholders in response to the Deferral Notice and the notices issued pursuant to the immediately proceeding sentence at the end of the Deferral Period.

                  (ii) Conversion of Class B Common. Each share of Class B Common shall also be convertible, at the option of the holder thereof, into one fully paid and nonassessable share of Class A Common. The procedures for conversion of Class C Common into Class A Common, as set forth in paragraph (i) of this Section 4.3(d), shall also be applicable to the conversion of Class B Common into Class A Common. Shares of Class B Common that have been converted hereunder shall not be cancelled but shall remain as treasury shares unless retired by resolution of the Board of Directors.

                  (iii) Regulated Stockholders. No Regulated Stockholder shall exercise its rights as a holder of shares of Class C Common to convert such shares into shares of Class A Common, or otherwise acquire shares of Class A Common, if, after giving effect to such exercise, such Regulated Stockholder and its Affiliates would own 5% or more of the outstanding Class A Common; provided, however, that the foregoing restrictions shall cease and terminate as to any shares of Class C Common or any Regulated Stockholder, when, in the opinion of counsel reasonably satisfactory to the Corporation, such restrictions are no longer required in order to assure compliance with Regulation Y or when Regulation Y shall cease to be in effect. The Corporation shall rely conclusively on a certificate of a Regulated Stockholder as to whether or not a conversion of shares of Class C Common into, or an acquisition of, shares of Class A Common will be in compliance with the provisions of the immediately preceding sentence, and, notwithstanding the immediately preceding sentence, to the extent not inconsistent with Regulation Y, such conversion rights may be exercised or shares of Class A Common may be so acquired in the event that:
(A) the Corporation shall vote to merge or consolidate with or into any other Person and, after giving effect to such merger or consolidation, such Regulated Stockholder and its Affiliates would not own 5% or more of the outstanding voting securities of the surviving Person; (B) such Regulated Stockholder desires to sell shares of Class A Common into which all or part of its shares of Class C Common are to be converted in connection with any proposed purchase of Class A Common by another Person (other than a Regulated Stockholder or an Affiliate thereof); or (C) such Regulated Stockholder intends to sell shares of Class A Common into which all or part of its shares of Class C Common are to be converted pursuant to a registration statement under the Securities Act of 1933, as amended (the "1933 Act"), which has been declared effective.

                  (iv) Class B Stockholders. Class B Stockholders (as hereinafter defined) and Class B Permitted Transferees (as hereinafter defined) may exercise their respective rights as a holder of shares of Class C Common to convert such shares into shares of Class A Common, or otherwise acquire shares of Class A Common, only in the event that: (A) the Corporation shall merge or consolidate with or into, or otherwise acquire, any other Person and such Class B Stockholder or Class B Permitted Transferee receive shares of Class A Common in exchange for such Class B Stockholder's or Class B Permitted Transferee's interest in such other Person; (B) such Class B Stockholder or Class B Permitted Transferee desires to sell shares of Class A Common into which all or part of its shares of Class C Common are to be converted in connection with any proposed purchase of Class A Common by another Person (other than a Class B Stockholder or a Class B Permitted Transferee); or (C) such Class B Stockholder or Class B Permitted Transferee intends to sell shares of Class A Common into which all or part of its shares of Class C Common are to be converted pursuant to a registration statement under the 1933 which has been declared effective.

                  (v) Surrender of Certificates. Subject to the other provisions of this Section 4.3 and of ARTICLE IX of this Amended and Restated Certificate of Incorporation, promptly after (A) the Conversion Date and (B) the surrender of such certificate or certificates representing the share or shares of Class A Common, Class B Common or Class C Common to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder requesting conversion, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of the class of Common Stock issuable upon the conversion of such share or shares, together with a certificate or certificates evidencing any balance of the shares of the class surrendered to the Corporation but not then being converted. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the later of the Conversion Date or the date upon which the Corporation shall have received the certificate or certificates representing the shares to be converted, and at such time the rights of the holder of such share or shares as such holder shall cease, and the person or person in whose name or names any certificate or certificates for shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of such shares of Class A Common or Class C Common, as the case may be.

          (e) Listing. If the shares of Class A Common required to be reserved for the purpose of conversion hereunder require listing on any national securities exchange, before such shares are issued upon conversion, the Corporation will, at its expense and as expeditiously as possible, use its commercially reasonable best efforts to cause such shares to be listed or duly approved for listing on such national securities exchange.

          (f) No Charge. The issuance of certificates representing Common Stock upon conversion of Class A Common, Class B Common or Class C Common, as hereinabove set forth shall be made without charge or any expense or issuance tax in respect thereof; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares converted.

          (g) Transfer of Class B Common. (i) A Beneficial Owner (as hereinafter defined) of shares of Class B Common (herein referred to as a "Class B Stockholder") may transfer, directly or indirectly, shares of Class B Common, whether by sale, assignment, gift or otherwise, only to a Class B Permitted Transferee (as hereinafter defined) and no Class B Stockholder may otherwise transfer Beneficial Ownership (as hereinafter defined) of any shares of Class B Common. In the event of any attempted transfer of the Beneficial Ownership of any shares of Class B Common in violation of the limitation provided in the preceding sentence, the shares of Class B Common with respect to which the transfer of such Beneficial Ownership has been attempted shall be deemed to have been converted automatically, without further deed or action by or on behalf of any person, into shares of Class A Common. A "Class B Permitted Transferee" shall be, if the Class B Stockholder is an individual:

     (A) the estate of the Class B Stockholder or any legatee, heir or distributees thereof;

     (B)  the spouse or former spouse of the Class B Stockholder;

     (C) any parent or grandparent and any lineal descendant (including any adopted child) of any parent or grandparent of the Class B Stockholder or of the Class B Stockholder's spouse or former spouse;

     (D) any guardian or custodian (including a custodian for purposes of the Uniform Gift to Minors Act or Uniform Transfers to Minors Act) for, or any executor, administrator, conservator and/or other legal representative of, the Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof;

     (E) a trust (including a voting trust), and any savings or retirement account, such as an individual retirement account for purposes of federal income tax laws, whether or not involving a trust, principally for the benefit of such Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof, including any trust in respect of which such Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof has any general or special power of appointment or general or special non-testamentary power or special testamentary power of appointment limited to any Class B Permitted Transferee or Class B Permitted Transferees;

      (F) any corporation, partnership or other business entity if Substantial Beneficial Ownership thereof is held by such Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof; provided, however, that if such Class B
                               --------  -------
          Stockholder, and all Class B Permitted Transferees thereof, cease, for whatever reason, to hold Substantial Beneficial Ownership of such corporation, partnership or other business entity, then any and all shares of Class B Common that such corporation, partnership or other business entity is the Beneficial Owner of shall be deemed to be converted automatically, without further deed or action by or on behalf of any person, into shares of Class A Common;
     (G) any Founding Investor and/or any Class B Permitted Transferee or Class B Permitted Transferees of a Founding Investor; and

     (H)  the Corporation.

A "Class B Permitted Transferee" shall be, if the Class B Stockholder is a corporation, partnership or other business entity:

     (A) any employee benefit plan, or trust thereunder or therefor, sponsored by the Class B Stockholder;

     (B) any trust (including any voting or liquidating trust) principally for the benefit of the Class B Stockholder and/or any Class B Permitted Transferee or Class B Permitted Transferees thereof;

     (C) any corporation, partnership or other business entity if Substantial Beneficial Ownership thereof is held by such Class B Stockholder and/ or any Class B Permitted Transferee or Class B Permitted Transferees thereof; provided, however, that if such Class B Stockholder, and all
                  --------  -------
         Class B Permitted Transferees thereof, cease, for whatever reason, to hold Substantial Beneficial Ownership of such corporation, partnership or other business entity, then any and all shares of Class B Common that such corporation, partnership or other business entity is the Beneficial Owner of shall be deemed to be converted automatically, without further deed or action by or on behalf of any person, into shares of Class A Common;

     (D) the stockholders of the corporation, partners of the partnership or other owners of equity interests in any other business entity, who receive such shares, by way of dividend or distribution (upon dissolution, liquidation or otherwise), provided that such transfer will not result in Beneficial Ownership of any of such shares by any person who did not have the power to control such corporation, partnership or business entity at the time such corporation, partnership or business entity first acquired Beneficial Ownership of such shares of Class B Common (other than by any person who qualifies as a Class B Permitted Transferee pursuant to any other provision of this paragraph (i) of this Section 4.3(g));

     (E) the Corporation; and

     (F) any Founding Investor and/or any Class B Permitted Transferee or Class B Permitted Transferees of a Founding Investor.

          (ii) Any person who holds shares of Class B Common for the Beneficial Ownership of another, including (A) any broker or dealer in securities; (B) any clearing house; (C) any bank, trust company, savings and loan association or other financial institution; (D) any other nominee; and (E) any savings plan or account or related trust, such as an individual retirement account, principally for the benefit of any individual, may transfer such shares to the person or persons for whose benefit it holds such shares. Notwithstanding anything to the contrary set forth herein, any holder of Class B Common may pledge such shares to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Class B Permitted Transferee. In the event of foreclosure or other similar action by the pledgee, such pledged shares shall automatically, without any act or deed on the part of the Corporation or any other person, be converted into shares of Class A Common unless within five business days after such foreclosure or similar event such pledged shares are returned to the pledgor or transferred to a Class B Permitted Transferee. The foregoing provisions of this paragraph shall not be deemed to restrict or prevent any transfer of such shares by operation of law upon incompetence, death, dissolution or bankruptcy of any Class B Stockholder or any provision of law providing for, or judicial order of, forfeiture, seizure or impoundment.

          (iii) Any transferee of shares of Class B Common pursuant to a transfer made in violation of paragraphs (i) and (ii) of this Section 4.3(g) shall have no rights as a stockholder of the Corporation and no other rights against or with respect to the Corporation except the right to receive, in accordance with paragraph (ii) of Section 4.3(d) or paragraphs (i) and (ii) of this Section 4.3(g), as applicable, shares of Class A Common upon the conversion of such transferred shares. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, the Corporation shall, to the full extent permitted by law, be entitled to issue shares of Class B Common to any person from time to time.

          (iv) The Corporation and any transfer agent of Class B Common may as a condition to the transfer or the registration of any transfer of shares of Class B Common permitted by paragraphs (i) and (ii) of this Section 4.3(g) require the furnishing of such affidavits or other proof as they deem necessary to establish that such transferee is a Class B Permitted Transferee.

          (v) For purposes of paragraph (i) of this Section 4.3(g): (A) the term "Beneficial Ownership" in respect of shares of Class B Common shall mean possession of the power and authority, either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of such shares and the term "Beneficial Owner" in respect of shares of Class B Common shall mean the person or persons who possess such power and authority; and (B) the term "Substantial Beneficial Ownership" in respect of any corporation, partnership or other business entity shall mean possession of the power and authority, either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of at least 80% of each class of equity ownership interest in such corporation, partnership or other business entity.

     (h) No Interference. Except as otherwise provided in ARTICLE IX of this Amended and Restated Certificate of Incorporation, the Corporation will not close its books against the transfer of any share of Common Stock or of any of the shares of Common Stock issued or issuable upon the conversion of such shares of Common Stock in any manner which interferes with the timely conversion of any of such shares.

     (i) Mergers, Consolidations. In the case of a merger or consolidation which reclassifies or changes the shares of Common Stock, or in the case of the consolidation or merger of the Corporation with or into another corporation or corporations or the transfer of all or substantially all of the assets of the Corporation to another corporation or corporations, each share of Class B Common and Class C Common shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of shares of Class A Common would have been entitled upon such reclassification, change, consolidation, merger or transfer, and, in any such case, appropriate adjustment (as determined in good faith by the Corporation's Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Class B Common and Class C Common to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any shares of stock or other securities on property thereafter deliverable upon the conversion of shares of Class B Common and Class C Common. In case of any such merger or consolidation, the resulting or surviving corporation (if not the Corporation) shall expressly assume the obligation to deliver, upon conversion of the Class B Common and Class C Common, such stock or other securities or property as the holders of the Class B Common and Class C Common remaining outstanding shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights provided for in this ARTICLE IV. The Corporation shall not be party to any merger, consolidation or recapitalization pursuant to which any Regulated Stockholder would be required to take (A) any voting securities which would cause such holder to violate any law, regulation or other requirement of any governmental body applicable to such Regulated Stockholder, or (B) any securities convertible into voting securities which if such conversion took place would cause such Regulated Stockholder to violate any law, regulation or other requirement of any governmental body applicable to such Regulated Stockholder other than securities which are specifically provided to be convertible only in the event that such conversion may occur without any such violation.

          (j) Liquidation, Dissolution or Winding Up. Subject to the provisions of the Preferred Stock, in the event of any Liquidation of the Corporation, all remaining assets of the Corporation shall be distributed to holders of the Common Stock pro rata at the same rate per share of each class of Common Stock according to their respective holdings of shares of the Common Stock.

     Section 4.4 Miscellaneous. Subject to the provisions of ARTICLE IX of this Amended and Restated Certificate of Incorporation:

          (a) Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Capital Stock. Upon the surrender of any certificate representing Capital Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Capital Stock represented by such new certificate from the date to which dividends have been fully paid on such Capital Stock represented by the surrendered certificate. The issuance of new certificates shall be made without charge to the original holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

          (b) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of any class or series of Capital Stock, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class or series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Capital Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

          (c) Definitions. The following terms shall have the following meanings:

          "Advance of Expenses" has the meaning set forth in Section 8.2.

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person (it being understood that for purposes of this definition, the term "control" (including with correlative meaning the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise).

          "Beneficial Ownership" has the meaning set forth in Section 4.3(g)(v).

          "Broadcast Cash Flow" has the meaning given to such term in the Preferred Stockholders' Agreement.

          "Capital Stock" has the meaning set forth in Section 4.1.

          "Class A Common" has the meaning set forth in Section 4.1.

          "Class B Common" has the meaning set forth in Section 4.1.

          "Class B Permitted Transferee" has the meaning set forth in Section 4.3(g).

          "Class B Stockholder" has the meaning set forth in Section 4.3(g).

          "Class C Common" has the meaning set forth in Section 4.1.

          "Common Stock" has the meaning set forth in Section 4.1.

          "Communications Act" has the meaning set forth in Section 9.1.

          "Conversion Date" has the meaning set forth in Section 4.2(d)(i).

          "Corporation" has the meaning set forth in Article I.

          "Date of Issuance" has the meaning set forth in Section 4.2(a)(i).

          "Debt Agreements" means, collectively, the Indenture, the Senior Loan Agreement, and any other agreement governing indebtedness for borrowed money of the Corporation permitted by the Preferred Stockholders' Agreement.

          "Deferral Notice" has the meaning set forth in Section 4.3(d)(i).

          "Deferral Period" has the meaning set forth in Section 4.3(d)(i).

          "DGCL" has the meaning set forth in Article III.

          "Dividend Rate" has the meaning set forth in Section 4.2(a)(i).

          "Dividend Reference Date" has the meaning set forth in Section 4.2(a)(iii).

          "FCC" has the meaning set forth in Section 9.1.

          "Final Adjudication" has the meaning set forth in Section 8.2.

          "Final Redemption Notice" has the meaning set forth in Section 4.2(d)(vi).

          "Founding Investor" means Alfred C. Liggins, III or Catherine L.
     Hughes.

          "Indemnitee" has the meaning set forth in Section 8.2.

          "Indenture" means that certain Indenture, dated as of May 15, 1997, pursuant to which the Corporation issued 12% Senior Subordinated Notes due 2004.

          "Initial Public Offering" means the first sale by the Corporation of Common Stock of the Corporation to the public in an offering pursuant to an effective registration statement filed with the Securities and Exchange Commission pursuant to the 1933 Act, as then in effect; provided that an Initial Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

          "Junior Securities" means (i) any class or series of Capital Stock of the Corporation, whether now existing or hereafter authorized, that is junior to any of the Series A Preferred or the Series B Preferred in priority with respect to dividends or distributions or upon Liquidation, and (ii) any rights, warrants, options, convertible or exchangeable securities, exercisable for or convertible or exchangeable into, directly or indirectly, any class or series of capital stock described in clause (i) of this definition, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

          "Liquidation" with respect to the Corporation, means the liquidation, dissolution or winding up of the Corporation. Except as permitted under the Preferred Stockholders' Agreement, a consolidation, merger or capital reorganization of the Corporation (except (i) into or with a wholly-owned subsidiary of the Corporation with requisite stockholder approval or (ii) a merger in which the beneficial owners of the Corporation's outstanding Capital Stock immediately prior to such transaction (assuming for this purpose that all outstanding warrants, options and other securities convertible into Capital Stock that are outstanding at such time have been exercised or converted, as applicable) hold no less than fifty-one percent (51%) of the voting power of the resulting entity) or a sale, transfer or other disposition of all or substantially all of the assets of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation, and shall constitute a Liquidation.

          "Liquidation Preference Amount" means, with respect to a Preferred Share, the Liquidation Value for such Preferred Share plus all accumulated and accrued but unpaid dividends on such Preferred Share.

          "Liquidation Value" of any Preferred Share shall be equal to $100.00.

          "Majority Holders" means, collectively, the holders of a majority of the issued and outstanding Preferred Shares as of the date of determination.

          "Management Investors" means, collectively, Alfred C. Liggins, Catherine L. Hughes, and Jerry A. Moore III.

          "Mandatory Redemption Date" has the meaning set forth in Section 4.2(d)(i).

          "Mandatory Redemption Notice" has the meaning set forth in Section 4.2(d)(v).

          "Net Cash Proceeds" means the gross cash proceeds actually received by the Corporation from an Initial Public Offering, net of attorneys' fees, accountants' fees, all discounts, underwriters' commissions, brokerage, consultant or other customary fees and commissions, and all other reasonable fees and expenses actually incurred by the Corporation in connection with such Initial Public Offering.

          "New Investors" means, collectively, Alta Subordinated Debt Partners III, L.P., BancBoston Investments Inc. and Grant M. Wilson.

          "1933 Act" has the meaning set forth in Section 4.3(d)(iii).

          "Noncompliance Dividend Rate" has the meaning set forth in Section 4.2(a)(i).

          "Noncompliance Event" has the meaning set forth in Section 4.2(a)(i).

          "Notice" has the meaning set forth in Section 4.3(d)(i).

          "Original Investors" means, collectively, Syncom Capital Corporation, Alliance Enterprise Corporation, Greater Philadelphia Venture Capital Corporation, Inc., Opportunity Capital Corporation, Capital Dimensions Venture Fund, Inc., TSG Ventures Inc. and Fulcrum Venture Capital Corporation.

          "Participation Notice" has the meaning set forth in Section
4.2(d)(vi).

          "Person" means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated association and any other entity or organization.

          "Preferred Share" has the meaning set forth in Section 4.2(a)(i).

          "Preferred Stock" has the meaning set forth in Section 4.1.

          "Preferred Stockholders' Agreement" means that certain Preferred Stockholders' Agreement, dated as of May 14, 1997, by and among the Corporation, the Original Investors, the New Investors and the Management Investors, as the same may be amended from time to time.

          "Proceeding" has the meaning set forth in Section 8.2.

          "Put Notice" has the meaning set forth in Section 4.2(d)(vii).

          "Redemption Date" as to any Preferred Share means the date specified in any Redemption Notice or Put Notice, as applicable; provided, that no such date shall be a Redemption Date unless the Liquidation Preference Amount is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

          "Redemption Notice" has the meaning set forth in Section 4.2(d)(vi).

          "Regulated Stockholder" means any stockholder that is subject to the provisions of Regulation Y and which holds shares of Common Stock of the Corporation, so long as such stockholder shall hold, and only with respect to, such shares of Common Stock or shares issued upon conversion of such shares.

          "Regulation Y" means Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 225) or any successor to such regulation.

          "Retroactive Dividend Rate" has the meaning set forth in Section 4.2(a)(ii).

          "Senior Indebtedness" has the meaning given to such term in that certain Standstill Agreement, dated as of June 30, 1998, among the Corporation, the Subsidiaries of the Corporation party thereto, the New Investors, the Original Investors, the Management Investors, Credit Suisse First Boston, and United States Trust Company of New York.

          "Senior Loan Agreement" has the meaning given to such term in the Preferred Stockholders' Agreement.

          "Series A Preferred " has the meaning set forth in Section 4.1.

          "Series B Preferred " has the meaning set forth in Section 4.1.

          "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect directors having a majority of the voting power of the board of directors of such corporation.

          "Substantial Beneficial Ownership" has the meaning set forth in
Section 4.3(g)(v).

          "Undertaking" has the meaning set forth in Section 8.2.

          "Warrantholders' Agreement" means that certain Warrantholders' Agreement, dated as of June 6, 1995, by and among the Corporation, the Subsidiaries of the Corporation party thereto, the Original Investors, the New Investors and the Management Investors, as amended by the First Amendment to Warrantholders' Agreement dated as of May 19, 1997, and as thereafter amended from time to time.

                             ARTICLE V - Existence

     The Corporation is to have a perpetual existence.

                        ARTICLE VI - General Provisions

     Section 6.1 Dividends. The Board of Directors of the Corporation shall have authority from time to time to set apart out of any assets of the Corporation otherwise available for dividends a reserve or reserves as working capital or for any other purpose or purposes, and to abolish or add to any such reserve or reserves from time to time as said Board may deem to be in the interest of the Corporation; and said Board shall likewise have power to determine in its discretion, except as herein otherwise provided, what part of the assets of the Corporation available for dividends in excess of such reserve or reserves shall be declared in dividends and paid to the stockholders of the Corporation.

     Section 6.2 Issuance of Stock. The shares of all classes and series of Capital Stock of the Corporation may be issued by the Corporation from time to time for such consideration as from time to time may be fixed by the Board of Directors of the Corporation, provided that shares having a par value shall not be issued for a consideration less than such par value, as determined by the Board. At any time, or from time to time, the Corporation may grant rights or options to purchase from the Corporation any shares of its Capital Stock of any class or series to run for such period of time, for such consideration, upon such terms and conditions, and in such form as the Board of Directors of the Corporation may determine. The Board of Directors of the Corporation shall have authority, as provided by law, to determine that only a part of the consideration which shall be received by the Corporation for the shares of its Capital Stock having a par value be capital provided that the amount of the part of such consideration so determined to be capital shall at least be equal to the aggregate par value of such shares. The excess, if any, at any time, of the total net assets of the Corporation over the amount so determined to be capital, as aforesaid, shall be surplus. All classes and series of Capital Stock of the Corporation shall be and remain at all times nonassessable.

     The Board of Directors of the Corporation is hereby expressly authorized, in its discretion, in connection with the issuance of any obligations or Capital Stock of the Corporation (but without intending hereby to limit its general power so to do in other cases), to grant rights or options to purchase Capital Stock of the Corporation of any class or series upon such terms and during such period as the Board of Directors of the Corporation shall determine, and to cause such rights to be evidenced by such warrants or other instruments as it may deem advisable.

     Section 6.3 Inspection of Books and Records. The Board of Directors of the Corporation shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or the stockholders of the Corporation.

     Section 6.4 Location of Meetings, Books and Records. Except as otherwise provided in the Bylaws, the stockholders of the Corporation and the Board of Directors of the Corporation may hold their meetings and have an office or offices outside of the State of Delaware, and, subject to the provisions of the laws of said State, may keep the books of the Corporation outside of said State at such places as may, from time to time, be designated by the Board of Directors.

     Section 6.5 Board of Directors Meeting. The Board of Directors shall be comprised of the number of directors specified in the Corporation's Bylaws, and such directors shall be elected in the manner contemplated by such Bylaws.

                            ARTICLE VII - Amendments

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereinafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing or anything contained in this Amended and Restated Certificate of Incorporation to the contrary, no amendment, modification or waiver shall be binding or effective with respect to any provision of (i) Section 4.2 of ARTICLE IV (or any definitions used therein) or clause (i) of this ARTICLE VII without the prior written consent of the Majority Holders at the time such action is taken, (ii) Section 4.3 of ARTICLE IV (or any definitions used therein) or clause (ii) of this ARTICLE VII without the prior written consent of the Majority Holders and holders of a majority of the Common Stock outstanding at the time such action is taken, or (iii) ARTICLE VIII or clause (iii) of this ARTICLE VII without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class A Common of the Corporation and the prior written consent of the Majority Holders; provided, that no such action under clause (iii) of this ARTICLE VII shall change (A) the redemption, conversion, voting or other rights of any class or series of Preferred Stock without the prior written consent of the holders of a majority of each such class or series of Preferred Stock then outstanding, (B) the conversion or voting rights of any class of Common Stock without the prior written consent of the holders of a majority of each class of Common Stock then outstanding, and (C) the percentage required to approve any amendment, modification or waiver described herein, without the prior written consent of holders of that percentage of the class or series of Capital Stock then required to approve such amendment, modification or waiver.

                            ARTICLE VII - Liability

     Section 8.1    Limitation of Liability.

          (a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted as of the date this Amended and Restated Certificate of Incorporation is filed with the State of Delaware), and except as otherwise provided in the Corporation's Bylaws, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

          (b) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     Section 8.2 Right to Indemnification. Each person who was or is made party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide for broader indemnification rights than permitted as of the date this Amended and Restated Certificate of Incorporation is filed with the State of Delaware), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that except as provided in
Section 8.3 of this ARTICLE VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 8.2 of this ARTICLE VIII shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advance of expenses"); provided, however, that if and to the extent that the Board of Directors of the Corporation requires, an advance of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 8.2 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

     Section 8.3 Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or advance of expenses under Section 8.2 of this ARTICLE VIII shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days) upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this ARTICLE VIII is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this ARTICLE VIII shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 8.2 of this ARTICLE VIII, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 8.2 of this ARTICLE VIII shall be the same procedure set forth in this Section 8.3 for directors or officers, unless otherwise set forth in the action of the Board of Directors of the Corporation providing for indemnification for such employee or agent.

     Section 8.4 Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

     Section 8.5 Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another Corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (hereinafter a "subsidiary" for this ARTICLE VIII) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

     Section 8.6 Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE VIII in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this
ARTICLE VIII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

     Section 8.7 Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation or under any statute, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 8.8 Merger or Consolidation. For purposes of this ARTICLE VIII, references to "the Corporation" shall include any constituent corporation (including any constituent of a constituent) absorbed into the Corporation in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

                     ARTICLE IX - Alien Ownership of Stock

     Section 9.1 Applicability. This ARTICLE IX shall be applicable to the Corporation so long as the provisions of Section 310 of the Communications Act of 1934, as the same may be amended from time to time (the "Communications Act") (or any successor, provisions thereto) are applicable to the Corporation. As used herein, the term "alien" shall have the meaning ascribed thereto by the Federal Communications Commission ("FCC") on the date hereof and in the future as Congress or the FCC may change such meaning form time to time. If the provisions of Section 310 of the Communications Act (or any successor provisions thereto) are amended, the restrictions in this ARTICLE IX shall be amended in the same way, and as so amended, shall apply to the Corporation. The Board of Directors of the Corporation may make such rules and regulations as it shall deem necessary or appropriate to enforce the provisions of this ARTICLE IX.

     Section 9.2 Voting. Except as otherwise provided by law, not more than twenty percent of the aggregate number of shares of Capital Stock of the Corporation outstanding in any class or series entitled to vote on any matter before a meeting of stockholders of the Corporation shall at any time be for the account of aliens or their representatives or for the account of a foreign government or representative thereof, or for the account of any corporation organized under the laws of a foreign country.

     Section 9.3 Stock Certificates. Shares of Capital Stock issued to or held by or for the account of aliens and their representatives, foreign governments and representatives thereof, and corporations organized under the laws of foreign countries shall be represented by Foreign Share Certificates. All other shares of Capital Stock shall be represented by Domestic Share Certificates. All of such certificates shall be in such form not inconsistent with this Amended and Restated Certificate of Incorporation as shall be prepared or approved by the Board of Directors of the Corporation.

     Section 9.4 Limitation on Foreign Ownership. Except as otherwise provided by law, not more than twenty percent of the aggregate number of shares of Capital Stock of the Corporation outstanding shall at any time be owned of record by or for the account of aliens or their representatives or by or for the account of a foreign government or representatives thereof, or by or for the account of any corporation organized under the laws of a foreign country.
Shares of Capital Stock shall not be transferable on the books of the Corporation to aliens or their representatives, foreign governments or representatives thereof, or corporations organized under the laws of foreign countries if, as a result of such transfer, the aggregate number of shares of Capital Stock owned by or for the account of aliens and their representatives, foreign governments and representatives thereof, and corporations organized under the laws of foreign countries shall be more than twenty percent of the number of shares of Capital Stock then outstanding. If it shall be found by the

Corporation that Capital Stock represented by a Domestic Share Certificate is, in fact, held by or for the account of aliens or their representative, foreign governments or representatives thereof, or corporations organized under the laws of foreign countries, then such Domestic Share Certificate shall be canceled and a new certificate representing such Capital Stock marked "Foreign Share Certificate" shall be issued in lieu thereof, but only to the extent that after such issuance the Corporation shall be in compliance with this ARTICLE IX; provided, however, that if, and to the extent, such issuance would violate this
ARTICLE IX, then, the holder of such Capital Stock shall not be entitled to vote, to receive dividends, or to have any other rights with regard to such Capital Stock to such extent, except the right to transfer such Capital Stock to a citizen of the United States.

     Section 9.5 Transfer of Foreign Share Certificates. Any Capital Stock represented by Foreign Share Certificates may be transferred either to aliens or non-aliens. In the event that any Capital Stock represented by a certificate marked "Foreign Share Certificate" is sold or transferred to a non-alien, then such non-alien shall be required to exchange such certificate for a certificate marked "Domestic Share Certificate." If the Board of Directors of the Corporation reasonably determines that a Domestic Share Certificate has been or is to be transferred to or for the account of aliens or their representatives, foreign governments or representatives thereof, or corporations organized under the laws of foreign countries, the Corporation shall issue a new certificate for the shares of Capital Stock transferred to the transferee marked "Foreign Shares Certificate", cancel the old Domestic Share Certificate, and record the transaction upon its books, but only to the extent that after such transfer is complete, the Corporation shall be in compliance with this ARTICLE IX.

     Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, the transfer or conversion of the Corporation's Capital Stock, whether voluntary or involuntary, shall not be permitted, and shall be ineffective, if such transfer or conversion would (i) violate (or would result in violation of) the Communications Act or any of the rules or regulation promulgated thereunder or (ii) require the prior approval of the FCC, unless such prior approval has been obtained.

                        ARTICLE X - Section 203 Election

     The Corporation expressly elects not to be governed by Section 203 of Title 8 of the DGCL.

     IN WITNESS WHEREOF, said Radio One, Inc. has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by Alfred C. Liggins, III, its President, and attested by Scott R. Royster, one of its Vice Presidents, this ____ day of May, 1999.

                                         RADIO ONE, INC.



                                         By:
                                            ----------------------------------
                                            Alfred C. Liggins, III, President



[SEAL]

ATTEST:



By:
   --------------------------------
   Scott R. Royster, Vice President